EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Thursday, July 27, 2016



CHICAGO, ILLINOIS - July 27, 2016 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported second quarter and first half 2016 net sales and net earnings.

Second quarter 2016 net sales were $104,259,000 compared to $107,528,000 in second quarter 2015, a decrease of $3,269,000 or 3%.
Second quarter 2016 net earnings were $11,136,000 compared to $11,059,000 in second quarter 2015, and net earnings per share were $.18 and $.17 in second quarter 2016 and 2015, respectively, an increase of $.01 or 6%.

First half 2016 net sales were $207,621,000 compared to $213,005,000 in first half 2015, a decrease of $5,384,000 or 3%. First half 2016 net earnings were $21,032,000 compared to $20,213,000 in first half 2015, and net earnings per share were $.34 and $.32 in first half 2016 and 2015, respectively, an increase of $.02 per share or 6%.

Mrs. Gordon said, "Second quarter and first half 2016 net sales were adversely impacted by the effects of a stronger U.S. dollar and related currency translation of foreign sales, as well as the timing of sales to certain customers when compared to the prior year periods. Net earnings in second quarter and first half 2016 benefited from higher price realization on sales, but were adversely impacted by higher costs for ingredients and manufacturing operations. These higher manufacturing costs include the effects of lower production volumes in order to reduce finished goods inventory levels and additional costs to meet new product labeling requirements. This inventory reduction was in response to uncertainties surrounding changes in state and national labeling regulations and requirements. Net earnings in the prior year second quarter and first half 2015 benefited from a favorable nonrecurring foreign income tax adjustment and resulting lower effective income tax rate which adversely affects the comparison to the 2016 comparative periods. The Company's second quarter and first half 2016 net earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding."























                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                        JUNE 30, 2016 & 2015

                                             SECOND QUARTER ENDED
                                            2016              2015

Net Product Sales                      $ 104,259,000     $ 107,528,000

Net Earnings                           $  11,136,000     $  11,059,000

Net Earnings Per Share   *             	   $ .018             $ .17

Average Shares Outstanding *              62,427,000        63,426,000


                                               SIX MONTHS ENDED
                                            2016              2015

Net Product Sales                      $ 207,621,000     $ 213,005,000

Net Earnings                           $  21,032,000      $ 20,213,000

Net Earnings Per Share   *                 $ .34             $ .32

Average Shares Outstanding *              62,466,000        63,532,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 8, 2016 and April 10, 2015.